Exhibit 5.4

CONSENT OF E. BELZILE

In connection with (1) the technical report dated February 18, 2009 entitled “Technical Report for Niobec Mine” (the “Niobec Report”); and (2) the annual information form of the Corporation dated March 31, 2009 which includes reference to my name in connection with information relating to the Niobec Report and the properties described therein, the undersigned hereby consents to reference to the undersigned’s name and information derived from the Niobec Report included or incorporated by reference in the Registration Statement on Form F-10 being filed by IAMGOLD Corporation with the United States Securities and Exchange Commission.

Date: July 9, 2009

/s/ Elzéar Belzile
Name:	Elzéar Belzile, Eng.
Title:	Independent Mining Consultant
Company:	Belzile Solutions Inc.